Exhibit (10)(i)

THE EMPIRE DISTRICT ELECTRIC COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2014)

TABLE OF CONTENTS

ARTICLE I
Establishment		1
1.1	Establishment and Purpose	1
1.2	Applicability	1

ARTICLE II
Participation		1
2.1	Eligibility and Participation	1
2.2	Duration	1

ARTICLE III
Benefit/Payment		2
3.1	Accrued Benefit	2
3.2	Time and Method of Payment	2

ARTICLE IV
Funding		3
4.1	Funding	3

ARTICLE V
Amendment, Administration		3
5.1	Amendment and Termination	3
5.2	Administration	3
5.3	Deduction of Taxes from Amounts Payable	4
5.4	Indemnification	4
5.5	Expenses	4

ARTICLE VI
Miscellaneous		4
6.1	Interests not Transferable	4
6.2	Contract of Employment	4
6.3	Headings	4
6.4	Invalidity	4
6.5	Law Governing	5
6.6	Compliance with Code Section 409A	5
6.7	Compensation Clawback Policy	5

THE EMPIRE DISTRICT ELECTRIC COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2014)

ARTICLE 1

Establishment

1.1                               Establishment and Purpose.  The Empire District Electric Company (the “Employer”) adopted The Empire District Electric Company Supplemental Executive Retirement Plan (the “Plan”), effective as of January 1, 1994 (the “Effective Date”).  The purpose of the Plan was and remains to provide each Participant in the Plan with the benefits the Participant would have received under The Empire District Electric Company Employees’ Retirement Plan (the “Retirement Plan”) except for the limitations on compensation and benefits imposed under Sections 401(a)(17) and 415(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto.  The Plan was amended and restated as of January 1, 2008, to comply with the requirements of Section 409A of the Code.  Effective as of January 1, 2014 (the “Restatement Date”), the Employer hereby further amends and restates the Plan to read as set forth in this document.  For purposes of ERISA, the Plan is intended to be “unfunded” and to benefit only a “select group” of management employees of the Employer.

1.2                               Applicability.  The provisions of this restated Plan shall apply only to a person who terminates employment with the Employer on or after the Restatement Date and shall not apply to any person not in the active employ of the Employer on or after the Restatement Date.

ARTICLE II
Participation

2.1                              Eligibility and Participation.  Each officer of the Employer who is a participant in the Retirement Plan and whose accrued benefit under the Retirement Plan is reduced by either the limitation on compensation imposed by Section 401(a)(17) of the Code or the limitations on benefits imposed by Section 415 of the Code shall become a “Participant” in this Plan as of the thirtieth (30th) day of the calendar year following the calendar year in which such a reduction first occurs; provided that no person shall be or become a Participant hereunder prior to January 1, 1994.

2.2                               Duration.  Any person who becomes a Participant shall continue to be a Participant as long as the Participant is entitled to benefits hereunder.

ARTICLE III
Benefit/Payment

3.1                               Accrued Benefit.

Benefit Amount.  If at any time any benefit otherwise payable under the provisions of the Retirement Plan with respect to a Participant, including any benefit payable to a Participant’s spouse or other beneficiary, shall be reduced by reason of the limitations on maximum benefits imposed under Section 415(b) of the Code and/or the limitation on the amount of compensation that may be considered under Section 401(a)(17) of the Code, the Participant, or the Participant’s spouse or other beneficiary, shall be entitled to receive a benefit under this Plan (an “Accrued Benefit”) equal to the excess, if any, of

(1)                                 The amount of the benefit under the Retirement Plan, calculated without regard to the limitations imposed by Sections 415 and 401(a)(17) of the Code and with any amounts deferred by the Participant under an Employer-sponsored deferred compensation plan treated as compensation for purposes of this determination, over

(2)                                 The amount of the benefit under the Retirement Plan as limited by Sections 401(a)(17) and 415 of the Code.

In calculating the benefit amount described in Paragraph 3.1(a)(1), (i) the compensation of a Participant for years prior to 1994 shall not exceed the Section 401(a)(17) limit in effect for each of those years, and (ii) for 1994 and subsequent years, the compensation of a Participant shall not exceed the Section 401(a)(17) limit that would have applied for each such year if not for the amendment of that provision by the Omnibus Budget Reconciliation Act of 1993 (i.e., the compensation limitation that applies to “grandfathered” participants in governmental plans, which amount is $385,000 for 2014).  In the event such dollar limitation is no longer determined by the IRS, the Employer shall adopt an appropriate substitute index to measure increases in the cost of living, and the limit on the compensation to be considered shall be adjusted in accordance with that index.

(b)                                 Vesting.  A Participant’s Accrued Benefit under this Plan shall vest at the same time, if ever, that the Participant becomes vested in a benefit under the Retirement Plan.

3.2                               Time and Method of Payment.  Subject to Section 6.6, a Participant’s Accrued Benefit shall be paid in accordance with an election as to the time and form of payment made by the Participant on or before the date on which the individual first becomes a Participant in the Plan (as described in Section 2.1), pursuant to procedures established by the Employer and consistent with Section 409A of the Code; provided, however, that in the case of an individual who first became a Participant on or before December 31, 2007, the Accrued Benefit shall be paid in accordance with an election as to the time and form of payment made on or before December 31, 2007, pursuant to procedures established by the Employer and consistent with transition rules established by the Internal Revenue Service under Section 409A of the Code.  The available options as to the form and time of payment of an Accrued Benefit shall be the same as the payment options that are available for the corresponding benefits under the Retirement Plan on the date the election is made; provided, however, that a Participant may not elect to receive his or her Accrued Benefit in the form of a lump-sum payment.  Notwithstanding the foregoing, in accordance with regulations under Section 409A of the Code, a Participant may, at any time prior to his or her benefit commencement date, elect to change the form of payment of his or her Accrued Benefit from one type of life annuity to another actuarially equivalent type of life annuity which is an available option at the time of the change and which has the same scheduled commencement date, and may also change the beneficiary of any such annuity payments that might be due after the Participant’s death.  For this purpose, actuarial equivalency shall be determined in accordance with the actuarial assumptions set forth in the Retirement Plan.

ARTICLE IV
Funding

4.1                               Funding.  All benefits under this Plan shall be paid directly from the general funds of the Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  No Participant, spouse, or beneficiary shall have any right, title or interest whatever in or to any investments that the Employer may make to aid the Employer in meeting its obligations hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and any Participant, spouse, or beneficiary of a Participant.  To the extent that any person acquires a right to receive payments hereunder, such rights shall be no greater than the right of an unsecured creditor of the Employer.  Notwithstanding the foregoing, the Employer may, in its sole discretion establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefits.  In the event a Rabbi Trust is established, such trust shall be funded in accordance with an actuarial funding method and actuarial assumptions designed, in the reasonable judgment of an actuary named by the Employer, to replicate the funding policy followed with respect to the Retirement Plan.

ARTICLE V
Amendment, Administration

5.1                               Amendment and Termination.  The Employer intends the Plan to be permanent, but it reserves the right at any time to modify, amend, or terminate the Plan, provided that the Employer shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued as of the date of any such modification, amendment, or termination, without the consent of the Participant.

5.2                               Administration.  The Plan shall be administered by the Board of Directors of the Employer, which shall be authorized to interpret the Plan, to adopt rules and practices concerning the administration of the Plan, to resolve questions concerning the eligibility for, or the amount of, an Accrued Benefit, and to delegate all or any portion of its authority hereunder to a committee of the Board of Directors or to designated officers or employees of the Employer.

5.3                               Deduction of Taxes from Amounts Payable.  The Employer may deduct from the amount to be distributed under the Plan such amount as the Employer, in its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

5.4                               Indemnification.  The Employer shall indemnify and hold harmless each employee, officer, or director of the Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon the individual (including, but not limited to, reasonable attorney fees) which arise as a result of  the individual’s actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer.  Notwithstanding the foregoing, the Employer shall not indemnify any individual for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

5.5                               Expenses.  The expenses of administering the Plan shall be paid by the Employer.

ARTICLE VI
Miscellaneous

6.1                               Interests not Transferable.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to the benefit under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void.  The Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits hereunder.  If any person shall attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber a Participant’s benefit under this Plan, or if by reason of a Participant’s bankruptcy or other event happening at any time such benefit would otherwise devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, the Board of Directors of the Employer, in its discretion, may terminate the interest in any such benefit of the person entitled thereto under the Plan and hold or apply it to or for the benefit of such person, or such person’s spouse, children, or other dependents, in such manner as the Board of Directors may deem proper.

6.2                               Contract of Employment.  Nothing contained herein shall be construed to constitute a contract of employment between a Participant and the Employer.

6.3                               Headings.  The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

6.4                               Invalidity.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

6.5                               Law Governing.  This Plan shall be construed and enforced according to the laws of the State of Missouri, other than its laws respecting choice of law.

6.6                               Compliance with Code Section 409A.  Notwithstanding anything in this Plan to the contrary,

(a)                                 If a Participant is a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and as determined by the Employer in accordance with said Section) at the time of the Participant’s separation from service (as defined below), the payment of any benefit under this Plan shall be made no earlier than the date which is 6 months after the date of the Participant’s separation from service (or, if earlier than the end of such 6-month period, the date of the Participant’s death), and

(b)                                 A Participant shall be deemed to have terminated from employment for purposes of this Plan if and only if the Participant has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder.

To the extent any payment under this Plan is subject to the 6-month delay described in Subsection (a), such payment shall be paid immediately after the end of such 6-month period (or the date of the Participant’s death, if earlier).  The provisions of this Plan shall be interpreted and operated consistently with the requirements of Section 409A of the Code and the regulations thereunder.

6.7                               Compensation Clawback Policy.  In the event the Employer adopts a compensation recovery (“clawback”) policy, in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, such policy shall apply to any benefits payable under this Plan to Participants who are subject to that policy.

IN WITNESS WHEREOF, the Employer has caused this restatement of the Plan to be executed on its behalf this 30th day of October 2014, but to be effective as of January 1, 2014.

THE EMPIRE DISTRICT ELECTRIC COMPANY

		By:	/s/ Bradley P. Beecher
		Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Janet S. Watson
Title:	Secretary